Exhibit 4.2

[FORM OF STOCK CERTIFICATE]

1	INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE	92,000

THIS CERTIFICATE IS TRANSFERABLE IN CANTON, MA, JERSEY CITY, NJ AND NEW YORK CITY, NY

See Reverse for

Certain Definitions

THE MILLS CORPORATION

Incorporated under the Laws of the State of Delaware

7.875% SERIES G CUMULATIVE REDEEMABLE

PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

(LIQUIDATION PREFERENCE $2,500 PER SHARE)

SE REVERSE SIDE FOR CERTAIN RESTRICTIONS AND DEFINITIONS	CUSIP 601148 88 5

This is to Certify that EquiServe Trust Company, N.A., as depositary is the owner of Ninety-Two Thousand (92,000) shares of Series G Cumulative Redeemable Preferred Stock of The Mills Corporation Transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated May 17, 2005

/s/ Thomas Frost	/s/ Mary Ellen Seravalli
Executive Vice President	Assistant Secretary

[FORM OF REVERSE OF CERTIFICATE]

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT —	_______Custodian________
TEN ENT	— as tenants by the entireties		(Cust.) (Minor)
JT TEN	— as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act____________________ (State)

Additional abbreviations may also be used though not in the above list.

For Value Received,                                               hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

__________________________________

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING ZIP CODE OF ASSIGNEE)

Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint                                               Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated	_________________
In presence of

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

THE MILLS CORPORATION

The shares represented by this certificate are subject to restrictions on transfer and ownership for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), no Person may Acquire Beneficial Ownership of shares of capital stock in excess of 9.225% (or such greater percentage as may be determined by the Board of Directors of the Corporation) in value of the outstanding capital stock of the Corporation (unless such Person is an Existing Holder). Separate restrictions regarding Existing Holders are set forth in Article XII of the Certificate of Incorporation. In addition, the Certificate of Incorporation further prohibits any Person from Acquiring shares of the Corporation’s capital stock if, as a result of the Acquisition: (i) the Corporation would be “closely held” within the meaning of Section 856(h) of the Code; (ii) the capital stock would be directly or indirectly owned by fewer than 100 Persons; or (iii) the Corporation would fail to qualify as a “domestically controlled REIT” under the Code. Any Person who Acquires or attempts to Acquire Beneficial Ownership of shares of capital stock in excess of the above limitations must immediately notify the Corporation. Any such Person who is a stockholder of record, an Actual Owner, or a Beneficial Owner of capital stock and each Person who is holding capital stock for an Actual Owner or a Beneficial Owner, as defined in Article XII of the Certificate of Incorporation shall provide to the Corporation written ownership information as required by Article XII of the Certificate of Incorporation. Any shares of capital stock so held may be subject to mandatory redemption or sale in certain events, and certain purported Transfers of shares of capital stock in violation of the restrictions in Section 12.2 of the Certificate of Incorporation shall be void ab initio and shall result in the automatic exchange of the shares of capital stock in excess of such limitations for shares of Excess Stock which shall be held in trust by the Corporation. A Person who attempts to Beneficially Own shares in violation of the ownership provisions set forth in Section 12.2 of the Certificate of Incorporation shall have no claim, cause of action or any other recourse whatsoever against a transferor of such shares. All capitalized terms in this legend, not otherwise defined in this certificate, shall have the meanings set forth in the Certificate of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.

The Corporation is authorized to issue 20 million shares of Preferred Stock, which may be issued in one or more series with such terms as the Board of Directors may determine. The Corporation will furnish to any stockholder without charge, upon request to any Transfer Agent named on the face of this certificate, a full statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights, and the authority of the Board of Directors to fix and determine the designations, voting rights and preferences, limitations and special rights of the classes and series of shares of the Corporation.